Exhibit 15.2

KPMG Auditores Independentes

Rua do Passeio, 38 - Setor 2 - 17° andar - Centro

20021-290 - Rio de Janeiro/RJ - Brasil

Caixa Postal 2888 - CEP 20001-970 - Rio de Janeiro/RJ - Brasil

Telefone +55 (21) 2207-9400

kpmg.com.br

April 18, 2019

To

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Vale S.A. and, under the date of April 18, 2019, we reported on the consolidated financial statements of Vale S.A. as of and for the years ended December 31, 2018 and 2017 (and the effectiveness of internal control over financial reporting as of December 31, 2018). On April 18, 2019, we were dismissed pursuant to the independent auditor’s rotation regulation established by the CVM that limits the consecutive terms of engagement to five years. We have read Vale’s statements included under Item 16F of its Form 20-F dated April 18, 2019, and we agree with such statements

Very truly yours,

/s/ KPMG Auditores Independentes
KPMG Auditores Independentes